Exhibit 99.1

FOR IMMEDIATE RELEASE

AGILYSYS, INC. ACQUIRES INTER-AMERICAN DATA, INC.

Cleveland, OH — February 18, 2004 — Agilysys, Inc. (NASDAQ: AGYS), a leading provider of enterprise computer solutions, today announced it has acquired substantially all of the assets of Inter-American Data, Inc. (IAD), for $36.5 million in cash. The transaction closed on February 17, 2004. IAD is a leading developer and provider of software and services to hotel casinos and major resorts in the United States and all of its solutions run on IBM platforms.

“The acquisition of IAD is an excellent complement to our existing business and provides significant opportunities for profitable growth in the hospitality industry, particularly the gaming sector,” said Arthur Rhein, chairman, president and chief executive officer of Agilysys. “The addition of IAD will enhance our competitive position and expand our intellectual assets, while opening up a new market, broadening our customer base, and increasing our service and product offerings.”

With this acquisition, Agilysys is the leading developer and provider of information solutions for property and inventory management in the hotel casino and destination resort segments of the hospitality industry in the United States. Most of the major casinos and many of the largest resorts use Agilysys to design, implement and support their property management systems (PMS) for the hotel front office, management accounting, customer service, and housekeeping functions.

Agilysys supplements its PMS offering with a materials management system (MMS) that enables the tracking and replenishment of food, beverage and other perishable and non-perishable inventory. In addition to gaming customers, the installed base includes restaurant chains and public arenas.

The Company also develops and markets proprietary document management solutions with a focus on the hospitality, health care, retail and government markets. These solutions enable the capture, storage, control, manipulation, and distribution of scanned and electronically originated images.

In 2003 IAD revenues were approximately $40 million with operating margins in excess of 10%. Agilysys expects the acquisition to make a marginal contribution to earnings for fiscal year 2004, which ends on March 31.

About Agilysys, Inc.
Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer technology solutions from HP, IBM and Oracle, as well as other leading manufacturers. The Company has a proven track record of delivering complex servers, software, storage and services to resellers and corporate customers across a diverse set of industries. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information, visit the Company’s website at www.agilysys.com.

Forward-Looking Language

Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties and are subject to important factors that could cause Agilysys’ actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys’ subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys’ anticipated revenue gains, margin improvements, cost savings and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys and IAD competitors, changes in economic or industry conditions or in the markets served by Agilysys and IAD and the ability to complete and appropriately integrate the IAD acquisition as well as other acquisitions, strategic alliances and joint ventures.

Information on the potential factors that could affect Agilysys’ actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Interested persons will be able to obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

For more information contact:	Martin Ellis Executive Vice President, Corporate Development and Investor Relations Agilysys, Inc. 440-720-8682

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